KEY EMPLOYEE EMPLOYMENT AGREEMENT

This employment agreement ("Agreement") is made and entered into as of this date by and between FIRST IMPRESSIONS ("Corporation"), and TAMMY A. KRAFT ("Employee").

WHEREAS, Employer and Employee desire that the term of this Agreement begin on October 18, 2000 ("Effective Date").

WHEREAS, Employer desires to employ Employee as its President and Chief Executive Officer and Employee is willing to accept such employment by Employer, on the terms and subject to the conditions set forth in this Agreement.

NOW THEREFORE, IT IS AGREED AS FOLLOWS:

Section 1. Duties. During the term of this Agreement, Employee agrees to be employed by and to serve Employer as its President and Chief Executive Officer, and Employer agrees to employ and retain Employee in such capacities. Employee shall devote a substantial portion of his business time, energy, and skill to the affairs of the Employer as Employee shall report to the Employer's Board of Directors and at all times during the term of this Agreement shall have powers and duties at least commensurate with his position as President and Chief Executive Officer.

Section 2.     Term of Employment.

2.1   Definitions.   For the purposes of this Agreement the  following  terms
shall have the following meanings:

     A. "Termination For Cause" shall mean termination by Employer of Employee's employment by Employer by reason of Employee's willful dishonesty towards, fraud upon, or deliberate injury or attempted injury to, Employer or by reason of Employee's willful material breach of this Agreement which has resulted in material injury to Employer.

     B. "Termination Other Than For Cause" shall mean termination by Employer of Employee's employment by Employer (other than in a Termination for Cause) and shall include constructive termination of Employee's employment by reason of material breach of this Agreement by Employer, such constructive termination to be effective upon notice from Employee to Employer of such constructive termination.

     C. Voluntary Termination" shall mean termination by Employee of Employee's employment by Employer other than (i) constrictive termination as described in subsection 2.1(b), (ii) "Termination Upon a Change in Control," and (iii) termination by reason of Employee's death or disability as described in Sections 2.5 and 2.6.


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2.2   Initial Term.  The term of employment of Employee by Employer shall  be for  a  period  of  six  (6) months beginning with Effective  Date  ("Initial
Term"),  unless  terminated earlier pursuant to this Section.   At  any  time
prior to the expiration of the Initial Term, Employer and Employee may by mutual written agreement extend Employee's employment under the terms of this Agreement for such additional periods as they may agree.

2.3 Termination For Cause. Termination For Cause may be effected by Employer at any time during the term of this Agreement and shall be effected by written notification to Employee. Upon Termination For Cause, Employee shall promptly be paid any accrued salary.

2.4 Termination Other Than For Cause. Notwithstanding anything else in this Agreement, Employer may effect a Termination Other Than For Cause at any time upon giving written notice to Employee of such termination. Upon any Termination Other Than For Cause, Employee shall promptly be paid any accrued salary.

2.5 Death. In the event of Employee's death during the term of this Agreement, Employee's employment shall be deemed to have terminated as of the last day of the month during which his death occurs and Employer shall promptly pay to his estate or such beneficiaries as Employee may from time to time designate any accrued salary.

2.6   Voluntary  Termination.   In  the event  of  a  Voluntary  Termination,
Employer shall promptly pay any accrued salary.

2.7 Notice of Termination. Employer may effect a termination of this Agreement pursuant to the provisions of this Section upon giving ten (10) days' written notice to Employee of such termination. Employee may effect a termination of this Agreement pursuant to the provisions of this Section upon giving thirty (30) days' written notice to Employer of such termination.

Section 3.     Salary, Benefits and Bonus Compensation.

3.1 Base Salary. As payment for the services to be rendered by Employee as provided in Section 1 and subject to the terms and conditions of Section 2, Employer agrees to pay to Employee a "Base Salary" for the six (6) calendar months beginning the Effective Date at the rate of $500.00 per month.

3.2 Initial Payment. Employee shall receive an initial lump sum payment of Three Thousand Dollars ($3,000.00) as a sign-on bonus.

Section 4. Payment Obligations. Employer's obligation to pay Employee the compensation and to make the arrangements provided herein shall be unconditional, and Employee shall have no obligation whatsoever to mitigate damages hereunder.

Section 5. Confidentiality. Employee agrees that all confidential and proprietary information relating to the business of Employer shall be kept and treated as confidential both during and after the term of this Agreement, except as may be permitted in writing by Employer's Board of Directors or as such information is within the public domain or comes within the public domain without any breach of this Agreement.

Section  6.      Withholdings.   All compensation and  benefits  to  Employee
hereunder   shall  be  reduced  by  all  federal,  state,  local  and   other
withholdings and similar taxes and payments required by applicable law.

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     IN  WITNESS WHEREOF, the parties hereby have executed this Key  Employee
Employment Agreement is 20th day of October, 2000.

                                   FIRST IMPRESSIONS


                                   By/s/ Tammy Kraft
                                       TAMMY A. KRAFT, President

                                   EMPLOYEE:


                                   /s/ Tammy Kraft
                                   TAMMY A. KRAFT